UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2012

Con-way Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-5046	94-1444798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 Old Earhart Road, Ann Arbor, Michigan	48105
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (734) 994-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2012, Con-way Inc. (the “Company”) entered into an agreement (the “Agreement”) with Herbert J. Schmidt, Executive Vice President of the Company and President of Con-way Truckload Inc., pursuant to which Mr. Schmidt will provide consulting services to the Company and its related companies effective upon his retirement. The term of the Agreement will commence on Mr. Schmidt's retirement date of September 22, 2012, and will continue for one year thereafter. During the term of the Agreement, Mr. Schmidt will make himself reasonably available to the Company for up to 40 hours per calendar month to render the consulting services. The Agreement also subjects Mr. Schmidt to certain confidentiality, non-competition and non-solicitation obligations. In exchange for the provision of consulting services and other obligations in the Agreement, during the term of the Agreement, the Company will pay Mr. Schmidt's consulting firm $16,000 per month.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

ITEM 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Consulting Agreement dated June 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Con-way Inc.

Date: June 29, 2012	By: /s/ Stephen K. Krull
Stephen K. Krull
Executive Vice President, General Counsel
and Secretary